Exhibit 23.1

                       Consent of Independent Registered Public Accounting Firm

The Board of Directors
RiT Technologies Ltd.:

We consent to the use of our report dated April 23, 2014, with respect to the consolidated balance sheets of RiT Technologies Ltd. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel

May 1, 2014